UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 30, 2007

UTSTARCOM, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-29661	52-1782500
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1275 Harbor Bay Parkway

Alameda, California 94502

(Address of principal executive offices)    (Zip code)

(510) 864-8800

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On March 30, 2007, UTStarcom Personal Communications LLC (the “Subsidiary”), a wholly-owned subsidiary of UTStarcom, Inc., a Delaware corporation (the “Company”), entered into an Amended and Restated Receivables Purchase Agreement with Citibank, N.A. (the “Amended Agreement”).  The Amended Agreement is an amendment and restatement of the Committed Receivables Purchase Agreement dated as of August 1, 2005 (as amended by the Amendment of Committed Receivables Purchase Agreement dated June 29, 2006) between the Subsidiary and Citibank (the “Original Agreement”).  Pursuant to the Amended Agreement, Citibank has agreed that upon the request of the Subsidiary, Citibank will in its sole discretion purchase certain receivables of the Subsidiary arising from the sale of telecommunications equipment, in an amount not to exceed $100,000,000 in the aggregate (the “Credit Facility”).  Pursuant to the Original Agreement, Citibank had agreed to provide the Credit Facility on a committed basis and the Subsidiary was obligated to pay Citibank an annual commitment fee.  The Amended Agreement contains provisions customary for transactions of this nature and the obligations of the Subsidiary are guaranteed by the Company.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

As disclosed under Item 1.01 above, on March 30, 2007, the Subsidiary entered into the Amended Agreement with Citibank relating to the Credit Facility, and the Company has guaranteed the obligations of the Subsidiary that may arise in connection with the Credit Facility.  As of the date hereof, neither the Subsidiary nor the Company has any direct financial obligations in connection with the Amended Agreement or Credit Facility.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

UTSTARCOM, INC.

Date: April 5, 2007	By:	/s/ Francis P. Barton
	Name:	Francis P. Barton
	Title:	Executive Vice President and Chief Financial Officer